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                          [Letterhead]



             CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our reports dated February 12, 1998 (except with respect to the matter discussed in Note 21 of the U S WEST, Inc. consolidated financial statements, as to which the date is April 6, 1998) on the consolidated financial statements of U S WEST, Inc. and the Supplementary Selected Proportionate Results of Operations for U S WEST, Inc., included in U S WEST, Inc.'s Form 10-K for the years ended December 31, 1997 and 1996, and to all references to our Firm included in this registration statement.



/s/ ARTHUR ANDERSEN LLP

Denver, Colorado,
April 15, 1998.